Exhibit 10.1
LICENSE AGREEMENT
FOR INDEX-RELATED DERIVATIVE PRODUCTS
BETWEEN FRANK RUSSELL COMPANY
AND INTERCONTINENTAL-EXCHANGE, INC.
[Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.]
     This License Agreement (the “Agreement”), is entered into as of June 15, 2007 (the “Effective Date”), by and between the Frank Russell Company (“RUSSELL”) and INTERCONTINENTAL-EXCHANGE, INC. (“Licensee”).
     WHEREAS, RUSSELL is an international financial services firm and the owner of intellectual property and other rights in and associated with a series and family of securities indexes (each, a “Russell US Index” and collectively the “Russell Indexes”), including without limitation “Russell 1000”, “Russell 2000” and “Russell 3000”. RUSSELL determines and weights the components of the Russell US Indexes and calculates, maintains and disseminates the Russell US Indexes on a time-sensitive basis.
     WHEREAS, the Russell US Indexes are associated with various registered and unregistered trade names, trademarks and service marks owned by RUSSELL (the “Russell Mark(s)”). The use of the Russell Marks implies, and/or is likely to cause third parties to infer, an association between the user of the Russell Marks and RUSSELL and the substantial reputation and good will maintained by RUSSELL and its affiliates.
     WHEREAS, Licensee operates Board of Trade of the City of New York, Inc. (“NYBOT”), a regulated commodities exchange, and operates or intends to operate the facilities specified in Exhibit A (the “Exhibit A Affiliates”) (NYBOT and the Exhibit A Affiliates are each referred to herein as the “Licensed Exchange”). Licensee desires to design, create, issue, list, trade, and/or facilitate the trading of, one or more financial products (“Derivative Products”) derived in whole or in part from, or otherwise associated with, either (i) one or more Russell US Indexes and/or the Russell Marks or (ii) interests in funds or other securities issued by others that are derived in whole or in part from, or are otherwise associated with, one or more Russell US Indexes and/or the Russell Marks. Licensee further desires to engage in marketing and promotional activities related to certain Derivative Products and the listing and/or trading thereof on or through the Licensed Exchange, and in that connection, to use the associated Russell Marks. Licensee desires, and acknowledges that it requires, a license and other permissions from RUSSELL to do so.
     WHEREAS, RUSSELL is willing on an exclusive basis as described in Section 4 to license and otherwise permit Licensee on the terms of this Agreement to engage in certain activities involving certain Derivative Products as expressly provided herein.
     NOW THEREFORE, in consideration thereof and the following covenants and conditions, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
     1. License Grant. Subject to the terms of this Agreement including the termination or expiration of the waiting period applicable to this Agreement under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), RUSSELL hereby grants Licensee an exclusive as described in Section 4.2, transferable and sub-licensable license, under and to the Russell US Indexes and the Russell Marks, for use within the territory (the “Territory”) and subject to the territorial restrictions, if any, described in Exhibit A hereto, and during the term stated in Section 3 (the “Term”) or an applicable Closing Period (as defined in Section 5):
          (a) to design, create, and/or issue (collectively, to “Issue”, “Issued” or to effect the “Issuance” of) the particular Derivative Products listed in Exhibit B (the “Licensed Derivative Products”);
          (b) to list or otherwise facilitate the trading by others of the Licensed Derivative Products (to “List”, “Listed” or “Listing”) on or through the Licensed Exchange, (including the Exhibit A Affiliates) if legally qualified to list and trade the Licensed Derivative Products;
          (c) to permit and/or authorize distributors, underwriters, syndicators, market makers, brokers, dealers, and futures commission merchants that hold current and active rights to engage in and to effect trades of financial products generally on or through the Licensed Exchange (the “Authorized Traders”), to Issue and to List one or more of the Licensed Derivative Products on or through the Licensed Exchange (including the Exhibit A Affiliates);
          (d) to engage in marketing and other promotional activities with respect to the activities stated in clauses (a), (b) and (c) above using advertising, sales promotion, training, and/or demonstration methods and materials (collectively “Marketing Methods and Materials”), subject to the conditions stated herein;
          (e) to indicate that RUSSELL is the source of the Russell US Index on which such Licensed Derivative Products are based (the “Associated Russell US Index”) as may be required by applicable laws, rules, regulations, court orders or this Agreement; and
          (f) to disseminate the index values of the Associated Russell US Indexes, as provided by RUSSELL, to securities information processors, communications vendors, and news services for informational purposes in connection with the Issuance and the Listing of the Licensed Derivative Products on or through the Licensed Exchange.
     2. Clearing.
          If the Agreement fails to be exclusive with respect to any Index as described in Section 4.4 or 4.5, RUSSELL may request that Licensee cause the Licensed Exchange, and its clearing organization, to enter into an agreement with all other U.S. commodity exchanges on which the same Licensed Derivative Products are traded, and their respective clearing organizations, that will provide traders the ability to initiate a contract in a common Licensed Derivative Product on one exchange and offset or closeout such contract by a transaction executed on another exchange, provided, however, that each other exchange on which the common Licensed Derivative Product is listed for trading, and its respective clearing organization, has executed a definitive written agreement providing for the ability to so initiate and close-out positions in common Licensed Derivative Products and provided further, however, that RUSSELL may terminate this Agreement with respect to such common Licensed Derivative Product, but shall not be entitled to any damages for breach of contract or otherwise, in the event that the Licensed Exchange and its clearing organization fail to execute such definitive written agreement.
     3. Term.
          Licensee’s rights under this Agreement shall commence on the Effective Date and shall continue, unless terminated as provided herein, through July 1, 2014 (“the Initial Term”). Following the expiration of the Initial Term, Licensee’s rights under this Agreement, including exclusivity, shall be automatically renewed for successive one (1) year periods (each a “Renewal Term”) unless either party provides the other party with at least ninety (90) days prior written notice before the end of the Initial Term or any Renewal Term of its intent to not renew the Agreement. The Initial Term and the Renewal Terms (if any) shall together constitute the “Term” under this Agreement.
     4. Exclusivity.
          4.1 Licensee understands that RUSSELL has licensed other exchanges (“other licensees”), with respect to one or more of the Licensed Derivative Products, to engage in one or more of the activities and rights licensed under Section 1 of this Agreement (the “Existing Licenses”).
          (a) RUSSELL represents and warrants that the Existing Licenses will expire on or about November 1, 2007, and January 29, 2008 subject, however to the other licensee’s limited rights and obligations during a closing period following such expiration, with the closing period being similar to the Closing Period described in Section 5 below.
          (b) RUSSELL represents and agrees that it shall not renew or extend the Existing Licenses beyond their expiration date of on or about November 1, 2007 and January 29, 2008.
          (c) RUSSELL acknowledges and agrees that Licensee’s rights under this Agreement commencing on the Effective Date shall be exclusive, with the exception of any of Licensee’s rights that overlap the Existing Licenses, which rights shall be non-exclusive until expiration of the Existing Licenses and any applicable closing period, and then Licensee’s rights shall be exclusive thereafter for the remainder of the Term under this Agreement, subject to the Exclusivity Term set forth below.
          (d) RUSSELL represents and agrees that promptly following the Effective Date of this Agreement, it shall send a notice of termination to the other licensee advising that the Existing Licenses shall expire on November 1, 2007 and January 29, 2008, respectively and will not be renewed or extended. If any other licensees continue to engage in the Issuance or Listing of Licensed Derivative Products after expiration of the rights granted in their Existing Licenses, RUSSELL agrees to undertake an action or actions against such other licensees to protect the Licensees rights under this Agreement. RUSSELL shall pay the expenses incurred in connection with such action or actions.
          4.2 RUSSELL represents and agrees that it will not, with effect at any time during the Exclusivity Term (as defined below) applicable to a particular Licensed Derivative Product, grant a license to any third party (other than under the Existing Licenses as described above) to Issue or to List such Licensed Derivative Product in the Territory.
          4.3 The “Exclusivity Term” with respect to a Licensed Derivative Product shall mean the shortest of the following periods, as applicable to such Licensed Derivative Product in a given country:
          (a) the period from the Effective Date until the occurrence of a US or Global Triggering Event (as defined below) with respect to the Associated Russell US Index for such Licensed Derivative Product;
          (b) the period from the Effective Date until a court of competent country determines in a final ruling that the exclusivity provisions of this Section 4 are unenforceable in the Territory as applied to such Licensed Derivative Product or the Associated Russell US Index for such Licensed Derivative Product; and
          (c) the period from the Effective Date until the end of the Term.

          4.4
          (a) U.S. Triggering Event. If, during any two consecutive calendar quarters, beginning on or after three years from the Effective Date, Licensee fails to maintain an average trading volume of at least [**] contracts per day (“Minimum U.S. Average Daily Trading Volume”) on any of the Exhibit A Affiliates, in the aggregate, for a particular Russell US Index (in the aggregate for all contracts for all Licensed Derivative Products that are based on such Russell US Index), RUSSELL may, in its sole discretion, elect to convert Licensee’s exclusivity rights in the United States with respect to all Licensed Derivative Products based on such Russell US Index to non-exclusive rights upon giving Licensee at least thirty (30) days prior written notice of such election. Such conversion at the end of such notice period shall be a “US Triggering Event” with respect to that Russell US Index. For purposes of this Agreement, the term “contract” shall be used to identify a financial instrument comprising a matched long and short position.
          (b) Global Triggering Event. If, during any two consecutive calendar quarters, beginning on or after one year following Licensee’s initial Issuing or Listing in any non-US country according to Section 4.6 below, Licensee and/or any licensed third party, in the aggregate, fail to maintain an average trading volume of at least [**] contracts per day in such non-US country (“Minimum Global Average Daily Trading Volume”) for a particular Russell US Index, RUSSELL may, in its sole discretion, elect to convert Licensee’s non-U.S. exclusivity rights in that country with respect to all Licensed Derivative Products based on such Russell US Index to non-exclusive rights upon giving Licensee at least thirty (30) days prior written notice of such election. Such conversion at the end of such notice period shall be a “Global Triggering Event” with respect to that Russell US Index traded in that particular country, but shall in no way affect Licensee’s rights with respect to other Russell US Indexes or other countries.
          4.5 During any period in which Licensee is not actively Listing any Licensed Derivative Product based on a particular Russell US Index, RUSSELL may, from time to time and by written notice to Licensee (a “Forcing Option Notice”), require Licensee to elect whether or not Licensee will take prompt action to Issue and List one or more Licensed Derivative Products based on such Russell US Index. Upon receipt of a Forcing Option Notice, Licensee shall either:
          (a) send a written response to RUSSELL within thirty (30) days of its receipt of such Forcing Option Notice that Licensee does not intend to Issue and List a Derivative Product based on the applicable Russell US Index (which response shall be a “US Triggering Event” with respect to the applicable Russell US Index if the Licensee does not intend to Issue or List in the US or a Global Triggering Event if Licensee does not intend to Issue or List in the particular country which is the subject of the Forcing Option Notice); or
          (b) begin, within no more than ninety (90) days of its receipt of such Forcing Option Notice, to Issue and List on a sustained basis at least one Licensed Derivative Product based on the applicable Russell US Index. If Licensee fails to comply with this clause (b), the expiration of such 90-day period shall at RUSSELL’s option (exercisable upon written notice to Licensee within 30 days thereafter) be a “US Triggering Event” with respect to that Russell US Index if the failure relates to the US, and a “Global Triggering Event” if the failure relates to a non-US country.

**	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

          4.6
          (a) During any period in which Licensee is not licensed for trading in a country and RUSSELL desires that Licensee provide access to the Licensed Derivative Products in that country, RUSSELL and Licensee will agree to a reasonable time period but in no event greater than 180 days to allow Licensee to either obtain the necessary regulatory approvals to provide the Licensed Derivative Products in that country, or to enter into a relationship with a third party already having the necessary regulatory approvals to provide the Licensed Derivative Products in that country. In connection with Licensee entering into a relationship with a third party to provide the Licensed Derivative Products, Russell shall have the sublicense approval rights specified in Section 18 of this Agreement; provided, however, that if Russell does not consent to a sublicense to a bona fide third party with whom Licensee desires to establish a relationship, Russell shall have no further right to license to any other third party as provided hereafter in this paragraph. If after such time period, Licensee has not obtained the necessary regulatory approvals or entered into a relationship with a third party to provide the Licensed Derivative Products, and RUSSELL in its sole discretion has not extended the time period for Licensee to obtain approvals, then RUSSELL shall have the limited right to license the Russell US Indexes and the Russell Marks to a third party in that specific country to Issue or List the Licensed Derivative Products and will take appropriate measures to ensure that the license to the third party does not in any way compete with, interfere with or impede Licensee’s rights under this Agreement, provided, however, that any such license is limited to the Issuing or Listing of Licensed Derivative Products for trading in said country or countries and Russell and Licensee shall make good faith efforts to enforce such limitation. Licensee will be permitted to Issue and List the Licensed Derivative Products in the territory in question even after RUSSELL provides the third party with the limited license.
          (b) During any period in which Licensee is not licensed for trading in a country and RUSSELL is approached by a third party desiring to Issue and List the Licensed Derivative Products and RUSSELL desires that such third party be able to Issue and List in that country and such third party [**] contracts per day from such country, RUSSELL shall inform Licensee of such third party, and Licensee shall have the option to:
(i) agree to a minimum average trading volume to at least [**] contracts per day in said country commensurate with the obligations outlined in Section 4.4(b); or
(ii) enter into a relationship with such third party to provide an average trading volume of at least [**] contracts per day in said country commensurate with the obligations outlined in Section 4.4(b), in each case in order to maintain exclusivity in such country.
           In the event that Licensee fails to fulfill either of options (i) or (ii) within a reasonable time period as agreed to by RUSSELL and Licensee, but in no event greater than 180 days, and RUSSELL in its sole discretion has not extended the time period, RUSSELL shall have the limited right to license the Russell US Indexes and the Russell Marks to a third party in that specific country to Issue or List the Licensed Derivative Products and will take appropriate measures to ensure that the license to the third party does not in any way compete with, interfere with or impede Licensee’s rights under this Agreement, provided, however, that any such license is limited to the Issuing or Listing of Licensed

**	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Derivative Products for trading in said country or countries and Russell and Licensee shall make good faith efforts to enforce such limitation. Licensee will be permitted to Issue and List the Licensed Derivative Products in the territory in question even after RUSSELL provides the third party with the limited license. For the avoidance of doubt, RUSSELL’s notification to Licensee under 4.6(b) herein shall be considered as RUSSELL’s consent for Licensee to sublicense or delegate this Agreement and any rights or obligations hereunder to such third party in said country.
     5. Closing Period Rights and Obligations.
               If and to the extent that any contracts for Licensed Derivative Products have open interests at the end of the Term, Licensee shall, at its option: (i) continue to facilitate the trading of such contracts through their expiration, provided such expiration shall not occur later than one (1) year following the end of the Term (such trading through expiration is called the “Closing Period” herein), (ii) permit another exchange to trade those contracts during the Closing Period, or (iii) arrange for the open interest to be closed out during the Closing Period via the clearing-corporation where the open interest is held.
     6. Calculation and Continuity of the Associated Russell US Indexes.
          6.1 At no cost to Licensee other than the fees described in Exhibit D (the “Fees”), RUSSELL or its agent shall compute and make available for transmission to and reception by vendors the index value of each Associated Russell US Index at least once every fifteen seconds during normal trading hours of the Licensed Exchange. RUSSELL reserves the right to require recipients of Russell US Index values to be validated as current subscribers to Russell US Index services.
          6.2 Each day that the Licensed Exchange is open for business, RUSSELL shall, upon receipt of a final closing value of each Associated Russell US Index, designate an official closing index value for that Associated Russell US Index for purposes of this Agreement. RUSSELL shall exert commercially reasonable efforts to provide such official closing values to the Licensee no later than 6:00 p.m. Eastern Time on each such day.
          6.3 If RUSSELL becomes aware of an error causing a difference of .01 index points or more in the official closing value of any Associated Russell US Index then RUSSELL shall, at its own expense, use commercially reasonable efforts to correct such error in a timely fashion. RUSSELL shall disseminate the revised closing value through its normal channels of dissemination.
          6.4 RUSSELL shall use commercially reasonable efforts to preserve the continuity and consistency of each Associated Russell US Index as a measure of that segment of the market such Associated Russell US Index was designed to reflect, although RUSSELL is free to select and alter the components and methods of calculation of each Associated Russell US Index without consent of Licensee.
          6.5 RUSSELL shall institute processes reasonably designed to give Licensee prior notice of any material alteration to and of the Associated Russell US Indexes during the Term or the Closing Period, if any.
          6.6 If RUSSELL, during the Term or any Closing Period, ceases to calculate or disseminate index values for any Associated Russell US Index, RUSSELL shall, on a confidential basis, provide Licensee with the then applicable method of calculation of the discontinued Associated Russell US Index along with any reasonably needed past and future information.

     7. Disclaimer of Warranties. While RUSSELL will use commercially reasonable efforts based on sources it deems adequate in calculating the Associated Russell US Indexes in accordance with its then applicable method for calculation of such Associated Russell US Index, RUSSELL DOES NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY RUSSELL US INDEX OR OF THE DATA USED TO CALCULATE ANY RUSSELL US INDEX OR DETERMINE ITS COMPONENTS, OR THE UNINTERRUPTED OR UNDELAYED CALCULATION OR DISSEMINATION OF ANY RUSSELL US INDEX. RUSSELL PROVIDES THE RUSSELL US INDEXES “AS-IS” AND DOES NOT REPRESENT OR WARRANT THAT THE RUSSELL US INDEXES OR THE MEANS BY WHICH RUSSELL CALCULATES THEM IS FREE OF DEFECTS. RUSSELL DOES NOT REPRESENT OR WARRANT THE TIMELINESS, SEQUENCE, ACCURACY OR COMPLETENESS OF THE RUSSELL US INDEXES, OR THAT THE RUSSELL US INDEXES ACCURATELY REFLECT PAST, PRESENT, OR FUTURE MARKET PERFORMANCE OR WILL MEET LICENSEE’S REQUIREMENTS. RUSSELL DISCLAIMS ALL INDEMNITIES (EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT)AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE, ANY IMPLIED WARRANTY ARISING FROM TRADE USAGE, COURSE OF DEALING, OR COURSE OF PERFORMANCE, AND ANY OTHER WARRANTY OR OBLIGATION ON THE PART OF RUSSELL
     8. Promotion Efforts; Marketing Methods and Materials.
          8.1 Licensee shall throughout the Term devote continuing commercially reasonable efforts to the development and promotion of the Licensed Derivative Products, including without limitation through the specific activities and efforts described in Exhibit C hereto. To that end, Licensee is free to determine, in its sole discretion, the timing and the extent to which, if at all, the specific activities and efforts described in Exhibit C hereto will be carried out.
          8.2 All Marketing Methods and Materials which use any of the Russell Marks shall expressly state that RUSSELL is the owner of the Russell Marks and shall include the appropriate trademark symbol (either “SM” or “®”), as designated by RUSSELL from time to time, and shall otherwise conform to RUSSELL’s trademark usage and notification policies as communicated to Licensee. Such statement shall substantially take the following form, unless RUSSELL otherwise directs:
“Russell [2000®] is a trademark and service mark of the Russell Investment Group, used under license.”
          8.3 If Licensee or any Authorized Trader uses any material for which RUSSELL owns the copyright, Licensee shall devote commercially reasonable efforts to assure that all copies thereof include appropriate copyright notices in a form designated by RUSSELL.
          8.4 In any prospectus, offering memorandum, contract, or writing delivered to a third party in connection with the Issuance or proposed Issuance of any Licensed Derivative Product, Licensee shall devote commercially reasonable efforts to insure that substantially the following language shall prominently appear:
“NEITHER FRANK RUSSELL COMPANY‘S PUBLICATION OF THE RUSSELL US INDEXES NOR ITS LICENSING OF ITS TRADEMARKS FOR USE IN CONNECTION WITH SECURITIES OR OTHER FINANCIAL PRODUCTS DERIVED FROM A RUSSELL US INDEX IN ANY WAY SUGGESTS OR IMPLIES A REPRESENTATION OR OPINION BY FRANK RUSSELL COMPANY, INTERCONTINENTALEXCHANGE, INC. OR ANY OF THEIR RESPECTIVE SUBSIDIARIES AS TO THE ATTRACTIVENESS OF INVESTMENT IN ANY SECURITIES OR OTHER FINANCIAL PRODUCTS BASED UPON OR DERIVED FROM ANY RUSSELL US INDEX. FRANK RUSSELL COMPANY, OR ANY OF ITS SUBSIDIARIES ARE NOT THE ISSUER OF ANY SUCH SECURITIES OR OTHER FINANCIAL PRODUCTS AND MAKE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO ANY RUSSELL US INDEX OR ANY DATA INCLUDED OR REFLECTED THEREIN, NOR AS TO RESULTS TO BE OBTAINED BY

ANY PERSON OR ANY ENTITY FROM THE USE OF THE RUSSELL US INDEX OR ANY DATA INCLUDED OR REFLECTED THEREIN.”
          8.5 Solely in connection with the preservation and policing of rights in and to the Russell Marks, RUSSELL shall have the right to review and approve prior to their use or release, all Marketing Methods and Materials proposed or desired to be used by the Licensee or any Authorized Trader; provided, however, that Licensee may use or release such Marketing Methods and Materials, or permit an Authorized Trader to do so, without RUSSELL’s approval if RUSSELL has not objected to the contents thereof within five business days of RUSSELL’s receipt of such Marketing Methods and Materials. Licensee need not resupply any Marketing Methods and Materials to RUSSELL as long as the same contain all required notices and disclaimer language in unchanged and unobscured form and are substantially like the Marketing Methods and Materials previously approved by RUSSELL to the extent they describe or refer to RUSSELL or any Russell US Indexes or use any Russell Marks. RUSSELL shall not unreasonably withhold approval for Marketing Methods and Materials.
          8.6 In the event that Licensee becomes aware of any particular potential, threatened, or actual infringement or misappropriation of rights in, or unauthorized use of, any of the Russell US Indexes or any of the Russell Marks by a third party (“Unlicensed Use”), of the Associated Russell US Index or Russell Marks on which a Licensed Derivative Product is based that has, or can reasonably be expected to have, a material adverse impact upon the benefits derived by the Licensee hereunder, and RUSSELL does not undertake an action or settlement with respect to such Unlicensed Use within thirty (30) calendar days of becoming so aware, whether by Licensee’s notice to RUSSELL or otherwise, the Licensee shall have the right to bring an action or actions, at Licensee’s sole discretion, against the third party to protect the benefits derived by the Licensee hereunder. RUSSELL agrees to be designated as plaintiff, co-plaintiff or any other suitable party designation in any action or actions, as determined appropriate in Licensee’s sole discretion, and RUSSELL also shall as reasonably requested by Licensee from time to time and at Licensee’s expense, cooperate with Licensee with respect to any action taken by Licensee against a third party as described in this Section. All of all expenses incurred by Licensee on account of any such action or actions brought against a third party, including but not limited to legal fees and costs, shall be setoff against any royalties payable to RUSSELL pursuant to Exhibit D of this Agreement. Any damages or fees recovered as a result of any action or actions brought against any third parties, whether by RUSSELL or Licensee, shall be allocated first to reimburse both parties for any expenses incurred in bringing such action or actions, including to reimburse all outstanding royalties payable to RUSSELL that have been setoff, and with any remaining recovery to be shared equally between the parties.
          8.7 Licensee shall as requested by RUSSELL from time to time and at RUSSELL’s expense, cooperate with RUSSELL in the maintenance, registration, and policing of RUSSELL’s rights in the Russell US Indexes and the Russell Marks.
          9. Fees and Audit Rights.
          9.1 Licensee shall, on a quarterly basis, provide written reports to RUSSELL itemizing the contracts traded for each Licensed Derivative Product, and stating the average trading volume achieved by the Licensee during such quarter for each Russell US Index. Licensee shall pay RUSSELL the Fees specified in Exhibit D hereto. Any amount not paid within 30 days after its due date is subject to interest at the rate of 1% per month (or, if less, the highest rate permitted by law) until paid, plus costs of collection, including reasonable outside attorneys’ fees. Licensee shall also assume full and complete responsibility for the payment of any taxes, charges or assessments imposed on Licensee, by any foreign or domestic national, state, provincial, local or other government bodies, or subdivisions thereof, and any penalties or interest (other than personal property or income taxes imposed on RUSSELL) relating to this Agreement. In addition, if Licensee is required by applicable law to deduct or withhold any such tax, charge or assessment from the amounts due RUSSELL, then such amounts due shall be increased so that the net amount actually received by RUSSELL after the deduction or withholding of any such tax, charge or assessment, will equal one hundred percent (100%) of the charges specified herein.
          9.2 RUSSELL shall have the right, upon reasonable notice to Licensee, not more than once per calendar year, to audit on a confidential basis, any relevant books and records of Licensee, any Exhibit A Affiliate, or any Authorized Trader (to the extent Licensee maintains such information and is not prohibited from disclosing such information to Russell), to determine whether Licensee has achieved the Minimum U.S. Average Daily Trading Volume and the Minimum Global Average Trading Volume, and to ensure that the type and amount of Fees calculated or stated to be payable to RUSSELL are complete and accurate. Such an audit shall take place during normal business hours. If Licensee has underreported the Fees due to RUSSELL under this Agreement by more than 5%, Licensee shall bear the reasonable costs of such audit.
     10. Certain Limitations; Reservation of Rights and Properties.
          10.1 This Agreement affects the grant of a license to Licensee and not the sale of any rights in the Russell US Indexes or the Russell Marks. This license does not apply to any Derivative Products other than the Licensed Derivative Products. No implied licenses are intended hereunder and none shall be inferred. All rights not expressly granted herein are reserved by RUSSELL.
          10.2 Licensee agrees that the Russell US Indexes are products of the selection, coordination, arrangement, and editing of RUSSELL or its affiliates or contractors and that such efforts involve the considerable expenditure by RUSSELL of time, effort, and judgment. As between the parties, Licensee recognizes that RUSSELL is the rightful licensor of the Russell US Indexes and Russell Marks. No license is granted to Licensee to calculate the Russell US Indexes.
          10.3 Each of RUSSELL and Licensee retains the right to require that a Licensed Derivative Product be delisted if continued listing of it on the Licensed Exchange would violate the rules of Licensee, the Commodity Futures Trading Commission (“CFTC”), the Securities and Exchange Commission (the “SEC”) or any other applicable governmental standards in the Territory.
          10.4 RUSSELL and Licensee shall jointly select the ticker symbol for each of the Licensed Derivative Products that is currently listed or that will be traded on more than one exchange. Licensee may, with the prior consent of RUSSELL, which consent will not be unreasonably withheld or delayed, choose the ticker symbol for other Licensed Derivative Products that are not currently listed and that will be exclusively traded on the Licensed Exchange.
          10.5 RUSSELL acknowledges that Licensee is and shall be the owner of the order, quotation, trade, position, and other data and contents of all data bases resulting from Licensee’s systems, and all information extracted or derived therefrom. RUSSELL shall be entitled to access and use such data for its own internal use only subject to applicable provisions of the Commodity Exchange Act and the Rules of the Licensee and applicable Exhibit A Affiliate but shall not redistribute the same without the written consent of Licensee. No express or implied licenses are intended to be granted hereunder to RUSSELL and none shall be inferred. All rights herein are reserved by Licensee.
          10.6 The parties agree to work in good faith to launch the global index products as described in Exhibit E attached hereto and to enter into a definitive agreement with respect to the launch of the global index products described in Exhibit E within one month from the Effective Date.

     11. Indemnification.
          11.1 RUSSELL will defend, indemnify, and hold harmless Licensee, the Licensed Exchange (including the Exhibit A Affiliates), and its and their respective officers, directors, employees, and agents against any and all claims, demands, actions, suits, or proceedings (including the reasonable costs of defense inclusive of attorneys’ fees) to the extent arising from (i) any third party claim asserting that any Russell US Index or Russell Mark when properly used by Licensee hereunder infringes the patent, copyright, trade secret, trademark, service mark, or other proprietary right (“Intellectual Property”) of any third party, and (ii) the gross negligence or willful misconduct of RUSSELL or its officers, directors, employees or agents.
          11.2 Licensee represents and warrants that the Licensed Exchange has or will have at the time of listing, all necessary rights to Issue and List the Licensed Derivative Products and to promote the same, other than the rights obtained by Licensee from RUSSELL under this Agreement. Licensee represents and warrants that each Licensed Derivative Product Issued by it or which it Lists on a Licensed Exchange shall be Issued and Listed strictly in accordance with all applicable legal requirements and without violation of any third party rights. Licensee will defend, indemnify, and hold harmless RUSSELL and its affiliates, officers, directors, employees, and agents against any and all claims, demands, actions, suits, or proceedings (including the reasonable costs of defense inclusive of attorneys’ fees) to the extent arising from a breach of such warranty by Licensee and asserting that the Issuance, Listing or trading of any Licensed Derivative Product infringes the Intellectual Property right of any third party, violates applicable legal requirements, or violates the rights of a third party. The indemnity contained in this Section 11.2 shall not apply to any claims, demands, actions, suits or proceedings to the extent covered by RUSSELL’s indemnity contained in Section 11.1 hereof.
          11.3 The parties’ obligations under Sections 11.1 and 11.2 shall apply only where (a) the party seeking indemnification promptly, and within no more than ten (10) business days of its receipt of notice of a claim, demand, action, suit, or proceeding, gives notice thereof to the other party; (b) the party seeking indemnification cooperates fully with the other in the defense thereof (such cooperation does not require and is without waiver by either party of attorney/client, work product, or other privilege); and (c) the indemnifying party has sole control of the defense and all related settlement negotiations, provided, however, that the indemnifying party shall not settle any claim, demand, action, suit or proceeding without the consent of the indemnified party, which consent shall not be unreasonably withheld.
     12. Limitation of Liability.
     EXCEPT FOR LIABILITY RESULTING FROM RUSSELL’S WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, LIABILITY UNDER SECTION 11 FOR DAMAGES TO A THIRD PARTY, OR LIABILITY FOR BREACH OF SECTION 16.1, THE TOTAL AMOUNT OF RUSSELL’S LIABILITY FOR CLAIMS OR LOSSES BASED UPON, ARISING OUT OF, RESULTING FROM OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR BREACH OF THIS AGREEMENT, WHETHER BASED UPON CONTRACT, TORT, WARRANTY, OR OTHERWISE, SHALL IN NO EVENT OR EVENTS EXCEED TWENTY MILLION DOLLARS ($20,000,000). THE ESSENTIAL PURPOSE OF THIS PROVISION IS TO LIMIT RUSSELL’S LIABILITY UNDER THIS AGREEMENT. LICENSEE UNDERSTANDS AND AGREES THAT THIS LIMITATION REFLECTS A NEGOTIATED AND REASONABLE ALLOCATION OF RISK GIVEN THE FEES AND THE COMMERCIAL REALITIES OF THE TRANSACTION.
     13. Consequential Damages.
     EXCEPT FOR LIABILITY RESULTING FROM THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF A PARTY LIABILITY UNDER SECTION 11 FOR DAMAGES TO A THIRD PARTY, OR LIABILITY FOR BREACH OF SECTION 16.1, " NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY, ANY SUBLICENSEE, OR ANY OTHER PERSON OR ENTITY FOR ANY LOST PROFITS, ANTICIPATED PROFITS, LOSS BY REASON OF SHUTDOWN IN OPERATION OR INCREASED EXPENSES OF OPERATION, LOSS OF GOODWILL, OR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE, OR SPECIAL DAMAGES, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     14. Force Majeure. Notwithstanding any other term or condition of this Agreement, neither RUSSELL nor Licensee shall be obligated to perform or observe its obligations undertaken in this Agreement if prevented or hindered from doing so by any circumstances beyond its control, including, without limitation, acts of God, perils of the sea and air, fire, flood, drought, war, explosion, sabotage, terrorism, embargo, civil commotion, acts of any governmental body, supplier delays, communications, or power failure, equipment or software malfunction, and labor disputes.
     15. Trading by RUSSELL Employees. Employees of RUSSELL who are involved in the composition, computation, method of stock selection or data collection for the Russell US Indexes shall be expressly prohibited by RUSSELL from trading any Licensed Derivative Product based on a Russell US Index. RUSSELL shall adopt such reasonable and appropriate procedures as are customary in the financial services industry to attempt to ensure that neither it, its affiliates nor its employees shall take advantage of, or communicate to any other person, any knowledge concerning changes in the composition of the Russell US Indexes before such information is made publicly available, and to ensure that prior to the time that such information is made publicly available, it shall be disseminated on a need-to-know basis only or pursuant to RUSSELL’s contractual obligations to its clients.
     16. Confidentiality.
          16.1 Each party shall treat as confidential and shall not disclose or transmit to any third party, other than an officer, director or employee of the party who needs to know such information in order for the party to enter into this contract or fulfill its obligations hereunder, any documentation or other written materials that are marked as confidential and proprietary by the providing party (“Confidential Information”). In fulfilling its confidentiality obligations, each party shall use a reasonable standard of care, at least the same standard of care which it uses to protect its own similar confidential or proprietary information. The specific terms of this Agreement shall be treated as Confidential Information. Confidential Information shall not include (i) any information that is or becomes available to the public or to the receiving party hereunder from sources other than the providing party (provided that such source is not subject to a confidentiality agreement with regard to such information) or (ii) any information that is independently developed by the receiving party without use of or reference to information from the providing party. Notwithstanding the foregoing, either party may reveal Confidential Information to any regulatory agency or court of competent country if such information to be disclosed is (a) approved in writing by the other party for such disclosure or (b) required by law, regulatory agency or court order to be disclosed by a party, provided, if permitted by law, that prior written notice of such required disclosure is given to the other party and provided further that the providing party shall cooperate with the other party to limit the extent of such disclosure. The provisions of this Section 16 shall survive for a period of five (5) years following the end of the Term.
          16.2 If and to the extent that Licensee demonstrates to RUSSELL that data underlying the Russell US Indexes must be submitted by or for Licensee to a governmental regulatory agency, any commodity self-regulatory organization or to the Intermarket Surveillance Group (“ISG”), for compliance or surveillance purposes, RUSSELL will make the relevant data available to such agency or group, provided that the Licensee assists and cooperates with RUSSELL to limit the scope of such disclosure to the extent permissible and to impose and comply with all protective or similar orders and confidentiality protections that may be available in the circumstances.
     17. Termination.
          17.1 Either party may elect, without prejudice to any other rights or remedies, to terminate this Agreement or the Term of any affected Licensed Derivative Product, upon 30 days written notice if the other party has materially breached this Agreement and fails to cure such breach within such 30-day period.
          17.2 Either party may elect, without prejudice to any other rights or remedies, to terminate this Agreement or the Term of any affected Licensed Derivative Product without notice, if a petition in bankruptcy has been filed by (upon 60 days notice with an opportunity to cure within the stated period if a petition has been filed against the other party), or the other party has made an assignment for the benefit of creditors, or a receiver has been appointed for the other party or any substantial portion of other party’s property, or the other party’s or its officers or directors takes action approving or makes an application for any of the above.
          17.3 RUSSELL may elect, without prejudice to any other rights or remedies, to terminate the Term of any affected Licensed Derivative Products if RUSSELL reasonably believes that such Licensed Derivative Product is illegal or has been illegally Issued, or if the Licensee or any Authorized Trader does not have the power to Issue or to List such Licensed Derivative Products which it has or is attempting to Issue and/or List, provided that RUSSELL shall not do so without consulting with Licensee and affording Licensee reasonable opportunity to demonstrate that Licensee has the power to List and Trade such Licensed Derivative Product.
          17.4 Sections 5 and 6 (each for the sole purpose of the parties’ continuing obligations during the Closing Period), and sections 7, 9, 10, 11, 12, 13, 14, 16, 18 through 25 of this Agreement shall survive and continue to bind the parties after the cancellation, termination, or rescission of this Agreement.
     18. Restrictions on Assignment. Licensee shall not assign, transfer, sublicense or delegate this Agreement and any rights or obligations hereunder without the other party’s prior written consent, which shall not be unreasonably withheld or delayed, except that Licensee can assign, transfer, sublicense or delegate to the Licensed Exchange (including any Exhibit A Affiliate) provided however that Licensee shall not be relieved of its obligations hereunder. The parties hereby acknowledge, agree and confirm that they will each give due regard to the value and importance of the exclusivity provided in this Agreement and the value in allowing the transfer of each party’s rights and obligations under this Agreement when asked to consent to an assignment, transfer, sublicense or delegation.
     19. Relationship of the Parties. Nothing in this Agreement, express or implied, is intended to or shall confer on any person other than the parties hereto, or their respective permitted successors or assigns, any rights or remedies under or by reason of this Agreement. The parties are independent contractors under this Agreement and nothing herein or in their performance hereunder shall constitute either of the parties as a partner or participant in a joint venture, or as an agent of the other party.
     20. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior negotiations, communications, writings, and understandings.
     21. Governing Law. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York, without reference to its principles of conflicts of laws. Any action, suit or proceeding with respect to any matter arising out of or related to this Agreement, if commenced by Licensee, shall be commenced in the United States District Court for the Western District of Washington in Seattle, or, if no federal country exists, then in the Superior Court of King County, Washington, and if commenced by RUSSELL, shall be commenced in the United States District Court for the Southern District of New York, or if no federal country exists, then in the Supreme Court of the State of New York, New York County. Licensee hereby agrees to submit to the country of such courts and to waive any objections based on venue in any such action, suit or proceeding. No party may bring any action pertaining to this Agreement more than three years after the event giving rise to such action has occurred.
     22. Notices. All notices, invoices, and other communications under this Agreement shall be given in writing (including by facsimile transmission in which an acknowledgement of receipt is returned electronically) and shall be deemed to have been duly given upon actual receipt by the parties, or upon constructive receipt if sent by certified mail, return receipt requested (as of the date of signature or of first refusal of the return receipt), or by such facsimile transmission. All such notices shall be directed to the respective addresses stated below or to such other address as any party hereto shall hereafter specify by written notice to the other party:

to Licensee:	Intercontinental-Exchange, Inc. 2100 RiverEdge Parkway, Suite 500 Atlanta, GA 30328 Fax: 770-857-4755 Attn: President, Chief Operating Officer cc: General Counsel (excluding invoices)

With a copy to	NYBOT One North End Avenue New York, NY 10282 Fax: 212-748-4134 Attn: President, Chief Operating Officer cc: General Counsel

to RUSSELL:	Frank Russell Company 909 A Street
Tacoma, Washington 98402
Fax: (253) 272-4097
Attn: Kelly Haughton
cc: General Counsel (excluding invoices)
     23. Amendment. Except as otherwise provided herein, no provision of this Agreement may be amended, modified, or waived, unless by an instrument in writing executed by a duly authorized officer of the party against whom enforcement of such amendment, modification, or waiver is sought.
     24. Waiver. No failure on the part of RUSSELL or Licensee to exercise, no delay in exercising, and no course of dealing with respect to any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege under this Agreement.
     25. Severability. If any of the provisions of this Agreement, or application thereof to any person or circumstance, shall to any extent be held invalid or unenforceable, the remainder of this Agreement, or the application of such terms or provisions to persons or circumstances other than those as to which they are held invalid or unenforceable, shall not be affected thereby and each such term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
     26. HSR Act Filings. Each party and their respective board of directors and employees shall grant such approvals and take such actions as are necessary so that the Agreement may be consummated as promptly as practicable on the terms contemplated. Licensee shall pay the filing fees due under the HSR Act.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date contained in the signature block for each party below. Each of the persons signing this Agreement affirms that he or she is duly authorized to do so and thereby binds the indicated entity. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

FRANK RUSSELL COMPANY	INTERCONTINENTALEXCHANGE, INC.

/s/ P. Craig Ueland P. Craig Ueland	/s/ Jeffrey C. Sprecher Jeffrey C. Sprecher
President & Chief Executive Officer	Chairman and Chief Executive Officer
Date: June 16, 2007	Date: June 16, 2007

EXHIBIT A
The Licensed Exchange:
Each of Board of Trade of the City of New York, Inc. (a Delaware Corporation) and the Exhibit A Affiliates identified herein.
     “Exhibit A Affiliates”:
New York Futures Exchange, Inc.
ICE Futures.
Board of Trade of the City of Chicago, Inc. (“CBOT”), if and only if a merger or other business combination is consummated between Licensee and CBOT Holdings, Inc., resulting in the establishment and maintenance of a similar affiliate relationship between Licensee and the CBOT.
Any exchange Licensee owns or controls.
Territory and territorial restrictions:
World wide.

EXHIBIT B
The Licensed Derivative Products
Cash settled futures and options on futures on the following Russell US Indexes
Russell 1000® Index
Russell 1000® Growth Index
Russell 1000® Value Index
Russell 2000® Index
Russell 2000® Growth Index
Russell 2000® Value Index
Russell 2500TM Index
Russell 2500TM Growth Index
Russell 2500TM Value Index
Russell 3000® Index
Russell 3000® Growth Index
Russell 3000® Value Index
Russell Midcap® Index
Russell Midcap® Growth Index
Russell Midcap® Value Index
Russell Top 200® Index
Russell Top 200® Growth Index
Russell Top 200® Value Index
Russell Small Cap Completeness® Index
Russell Small Cap Completeness® Growth Index
Russell Small Cap Completeness® Value Index
Russell Top 50® Index
Russell Microcap® Index
Russell Microcap® Growth Index
Russell Microcap® Value Index
Russell 3000E™ Index

EXHIBIT C
Licensee Promotional and Marketing Efforts
List and display the Licensed Derivative Products and definitions of the Licensed Derivative Products prominently on the Licensee’s web site, corporate communications, newsletters, press releases, and various media sources.
Make reasonable effort to list and display the Licensed Derivative Products on parent company (if any) and partner web sites and signage.
Develop and hold seminars in support of the Licensed Derivative Products with invitations to RUSSELL to participate.
Attend and sponsor industry conferences for marketing and sales for the Licensed Derivative Products.
Develop and provide prominent marketing materials to utilize various external electronic, television, radio and/or print media sources.
As directed by RUSSELL, use RUSSELL’s logos, names or other registered marks associated with the Licensed Derivative Product.

EXHIBIT D
Fees
1.	Upon the Effective Date of this Agreement, Licensee shall pay RUSSELL a one-time fee of Fifty Million Dollars ($50,000,000), payable on or before July 1, 2007, in cash or by wire transfer to an account designated in writing for this purpose by RUSSELL.

2.	Contract Royalties

Contract royalties with respect to the first twelve month period following the Effective Date and with respect to any twelve month period from the Effective Date (if any) during the Term following 2014 shall be equal to the sum of all contract royalties based on actual contracts traded, as described below. Contract royalties with respect to each twelve month period following the first twelve month period following the Effective Date and during the Initial Term shall be the greater of (i) the minimum set forth below for such period; or (ii) the sum of all contract royalties based on actual contracts traded. Minimum contract royalties will be payable by Licensee to RUSSELL quarterly (i.e., in an amount equal to 25% of the minimum annual contract royalties as set forth in paragraph 3 below); any contract royalties accruing above the minimum amount shall be reconciled, invoiced and payable within 30 days after the end of the fourth quarter of each one year period.

Russell 1000 Index Contract Royalties:
A.	With respect to the first 0 to 100,000 contracts:
(i)	Each contract traded with a multiplier between one dollar ($1) and one hundred dollar ($100.00) — $[**] per contract

(ii)	Each contract traded with a multiplier between one hundred and one dollars ($101.00) and five hundred dollar ($500.00) — $[**] per contract

(iii)	Each contract traded with a multiplier greater than five hundred dollars — A ratio of $[**] per $500 per contract (e.g., if the multiplier is $1,000, the royalty would be $[**] per contract)
B.	With respect to the contract 100,001 and above:
(i)	Each contract traded with a multiplier between one dollar ($1) and one hundred dollar ($100.00) — $[**] per contract

(ii)	Each contract traded with a multiplier between one hundred and one dollars ($101.00) and five hundred dollar ($500.00) — $[**] per contract

(iii)	Each contract traded with a multiplier greater than five hundred dollars — A ratio of $[**] per $500 per contract (e.g., if the multiplier is $1,000, the royalty would be $[**] per contract)
All Russell US Indexes Except Russell 1000 Index Contract Royalties:
A.	With respect to the first 0 to 100,000 contracts:
(i)	Each contract traded with a multiplier between one dollar ($1) and one hundred dollar ($100.00) — $[**] per contract

(ii)	Each contract traded with a multiplier between one hundred and one dollars ($101.00) and five hundred dollar ($500.00) — $[**] per contract

**	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(iii)	Each contract traded with a multiplier greater than five hundred dollars — A ratio of $[**] per $500 per contract (e.g., if the multiplier is $1,000, the royalty would be $[**] per contract)
B.	With respect to the contract 100,001 and above:
(i)	Each contract traded with a multiplier between one dollar ($1) and one hundred dollar ($100.00) — $[**] per contract

(ii)	Each contract traded with a multiplier between one hundred and one dollars ($101.00) and five hundred dollar ($500.00) — $[**] per contract

(iii)	Each contract traded with a multiplier greater than five hundred dollars—A ratio of $[**] per $500 per contract (e.g., if the multiplier is $1,000, the royalty would be $[**] per contract)
3.	Minimum annual contract royalties (cumulative over all Licensed Derivative Products:

First twelve calendar months following Effective Date:	$	[**]
Next twelve calendar months		[**]
Next twelve calendar months		[**]
Next twelve calendar months		[**]
Next twelve calendar months		[**]
Next twelve calendar months		[**]
Next twelve calendar months		[**]
4.	With respect to contracts traded in any twelve month period, the contract royalty rates stated in paragraph 2 above shall be reduced by a discount of thirty percent (30%) for the aggregate amount of contracts (if any) traded during a twelve month period in excess of the volume of trades in that twelve month period required to reach the minimum annual contract royalties stated in paragraph 3 above for that twelve month period (i.e., if in the first twelve months following the Effective Date, the aggregate amount of contracts traded results in payments to RUSSELL of greater than $ [**] (which is the minimum annual contract royalty), the amount of contract royalties Licensee owes RUSSELL for each contract above the contract volume that exceeded the payment of $ [**] will be discounted by 30%.

**	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT E
Global Index Licensed Derivative Product Launch
Licensee agrees to use good faith efforts to launch a Licensed Derivative Product on at least two of the Russell Global Indexes as listed on Russell.com, within 24 months of the Effective Date of this Agreement pursuant to a separate license agreement for such Licensed Derivative Product between Russell and Licensee.